Exhibit 10.6

EXECUTIVE CONFIDENTIALITY, NON-SOLICITATION,

NON-COMPETITION AND SEVERANCE AGREEMENT

THIS EXECUTIVE CONFIDENTIALITY, NON-SOLICITATION, NON-COMPETITION AND SEVERANCE AGREEMENT (together with the annexes and exhibit attached hereto, this “Agreement”) is entered into as of the date set forth on the signature page hereto between PAETEC Holding Corp., a Delaware corporation (“PAETEC Holding”), and                                          (“you”).

WHEREAS, the Company (as defined herein) has developed and expects to continue to develop confidential and proprietary materials and highly sensitive information of significant value, which you recognize must be carefully protected as set forth below for the Company to be successful;

NOW, THEREFORE, to induce the Company to continue to employ you, and in consideration of your continued employment by the Company and for other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, PAETEC Holding and you hereby agree, intending to be legally bound, as follows:

1.        Defined Terms

For purposes of this Agreement, the following capitalized terms have the meanings ascribed to such terms in this Section 1:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

“Board” shall mean the board of directors of PAETEC Holding.

“Cause” shall mean termination of your employment with the Company due to any of the following: (a) your material failure or refusal to perform the duties assigned to you, provided that the Company gives you a written notice of your failure or refusal to perform such duties and 20 days to remedy such failure or refusal, and provided, further, that such duties are not materially inconsistent with those of other individuals who report directly to the officer of the Company to whom you directly report (or materially inconsistent with those of other individuals reporting directly to the Board, if you are the Chief Executive Officer of PAETEC Holding); (b) your refusal to follow the reasonable directives of the Board, the Chief Executive Officer or the other officer to whom you directly report, provided that the Company gives you a written notice of your refusal to perform such directives and 20 days to remedy such refusal, and provided, further, that such directives are not materially inconsistent with those of other individuals who report directly to the officer of the Company to whom you directly report (or the Board, if you are the Chief Executive Officer of PAETEC Holding); or (c) your conviction of a felony.

“Change of Control Transaction” shall mean any of the following:

(a)	the dissolution or liquidation of PAETEC Holding;

(b)	a merger, consolidation, reorganization or similar transaction involving PAETEC Holding (i) in which PAETEC Holding is not the surviving corporation or other surviving Person or (ii) which results in PAETEC Holding becoming the wholly-owned subsidiary of another corporation or other Person (any transaction of the type specified in this clause (ii), a “Parent Transaction”), unless the Existing Stockholders beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in the aggregate immediately following the consummation of such transaction more than 50% of the combined voting power of all classes of outstanding Voting Securities of the successor to PAETEC Holding (in the case of a transaction referred to in clause (i) above) or of the corporation or other Person whose Voting Securities are issued to the Existing Stockholders in such transaction (in the case of a transaction referred to in clause (i) or (ii) above);

(c)	a sale of all or substantially all of the assets of PAETEC Holding to another corporation or other Person, as determined in accordance with the applicable law of the State of Delaware;

(d)	any other transaction (including a merger, consolidation, reorganization or similar transaction) that results in any corporation or other Person, other than the Arunas A. Chesonis and his controlled Affiliates, beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) immediately following the consummation of such transaction more than 50% of the combined voting power of all classes of outstanding Voting Securities of (i) the corporation (including, to the extent applicable, PAETEC Holding) or other Person whose Voting Securities are issued to the Existing Stockholders in such transaction or (ii) if no such issuance is made in such transaction, PAETEC Holding; or

(e)

the Incumbent Board Members ceasing for any reason to constitute (i) at any time prior to the consummation of a Parent Transaction, a majority of the Board or a majority of the board of directors, board of managers or other governing body of any successor to PAETEC Holding or (ii) at any time following the consummation of a Parent Transaction, a majority of the board of directors, board of managers or other governing body of the corporation or other Person whose Voting Securities are issued to the Existing Stockholders in such transaction; provided, however, that any individual becoming a member of the Board or of such board of directors, board of managers or other governing body, as the case may be, subsequent to the date of this Agreement whose appointment or nomination for election was approved by a vote of at least a majority of the Incumbent Board Members shall be deemed to be an Incumbent Board

Member for purposes of this clause (e), but excluding, for such purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors (or managers or other members of any such governing body) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or such board of directors, board of managers or other governing body, as the case may be.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as in effect on the date hereof or as hereafter amended.

“Company” shall mean (a) collectively, PAETEC Holding and its Subsidiaries, or (b) when express reference in this Agreement is made to your employment with the Company or when reference in this Agreement is made to any notice or other communication you are required or permitted to provide hereunder, PAETEC Holding, if you are employed by PAETEC Holding, or any Subsidiary of PAETEC Holding, if you are employed by such Subsidiary, and shall include the successors and assigns of PAETEC Holding and each Subsidiary.

“Company’s Business” shall mean the businesses in which PAETEC Holding and its Subsidiaries engage or plan to engage (even if they have not yet begun to engage in such businesses) at any time during the term of your employment with the Company, which businesses shall include research, development, manufacture, sale, resale and/or licensing of products and services related to communications, integrated communications, long-distance services, Internet access, eCommerce, hardware and software (whether owned or licensed by the Company), wireless networking and wireless last mile services, and data services, on a wholesale, resale and/or retail basis, including local, domestic, and international long-distance services, local exchange services, IP/ISP services, high-speed Internet access, MPLS services, DSL services, eCommerce, web hosting, ASP services, data networking, systems integration services, telecommunications hardware manufacturing and sale, internet telephony (VOIP) equipment and services, telecommunications expense management software and managed services, and data communications services.

“Disability” shall mean your “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as in effect on the date hereof or as hereafter amended.

“Existing Stockholders” shall mean, with respect to any transaction, all holders of all classes of Voting Securities of PAETEC Holding as of the time immediately preceding the consummation of such transaction.

“Good Reason” shall mean termination of your employment with the Company due to any of the following: (a) your assignment without your consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than your position, responsibilities, or duties as of the date of this Agreement; (b) any action by the Company to reduce your base salary by a material amount at any time; (c) any action by the Company to reduce your “target” annual bonus opportunity (as opposed to your minimum or maximum annual bonus opportunity), expressed as a percentage of your annual base salary, by a material amount at any time; or (d) a requirement by the Company that you be based anywhere other than within 50 miles of your current location without your consent; provided, however, you must give written notice to the Company within 90 days of the occurrence of the condition that is the basis for such Good Reason; provided, further, that, if the basis for such Good Reason is correctible and the Company has corrected the basis for such Good Reason within 30 days after receipt of such notice, you may not then terminate your employment for Good Reason with respect to the matters addressed in such notice, and therefore your notice of termination with respect to such basis for Good Reason shall automatically become null and void.

“Incumbent Board Members” shall mean the individuals who, as of the date of this Agreement, constitute the Board.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Subsidiary” shall mean any corporation, partnership, limited liability company, association or other business entity of which more than 50% of the voting power of the outstanding Voting Securities is owned, directly or indirectly, by PAETEC Holding and one or more other Subsidiaries of PAETEC Holding.

“Voting Securities” shall mean, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

2.        Confidentiality

(a)        You acknowledge that you have been and shall be provided access to the Company Confidential Information and occupy and shall occupy a position of trust and confidence with respect to the Company’s affairs and business. For purposes of this Agreement, “Company Confidential Information” shall have the meaning ascribed to such term on Annex A-1 attached hereto and made a part hereof.

(b)        You acknowledge and agree that: (i) during your employment with the Company, you shall have access to and become acquainted with the Company Confidential Information and materials, including its trade secrets, and shall occupy a position of trust and confidence with respect to the Company’s affairs, business and customer goodwill, and the Company Confidential Information; (ii) the interests afforded protection by this Agreement are the Company’s legitimate business interests, deserving of protection; and (iii) the Company would not have entered into or continued its employment relationship with you without your execution of this Agreement. You agree to take the steps set forth on Annex A-2 attached hereto and made a part hereof to preserve the confidential and proprietary nature of the Company Confidential Information and materials and to preserve the Company’s goodwill.

3.        Non-Competition and Non-Solicitation

(a)        Unless the following covenants are waived in whole or in part by the Company in accordance with Section 7, for a period of one (1) year after the effective date of termination of your employment with the Company (the “Termination Date) (irrespective of the reason for, or manner of, such termination), you shall not, directly or indirectly:

(i)	solicit, recruit or hire, or in any manner assist in the soliciting, recruitment or hiring of (A) any of the employees of PAETEC Holding or any Subsidiary or any individuals who were employed by PAETEC Holding or any Subsidiary within 12 months before the Termination Date, or (B) any of the sales agents or independent sales agents of PAETEC Holding or any Subsidiary, or any individual or Person that was a sales agent or independent sales agent of PAETEC Holding or any Subsidiary within 12 months before the Termination Date;

(ii)	individually or as an officer, director, employee, shareholder or equity owner (other than as a shareholder or other equity owner of less than 1% of the outstanding capital stock of a publicly traded company), consultant, contractor, partner, joint venturer, agent, manager, or other representative, work for, become employed by or perform services for any corporation or other Person that is competitive with the Company’s Business or that would divert business from PAETEC Holding or any Subsidiary in any geographical area in which PAETEC Holding or any Subsidiary is then conducting operations (such competitive corporation or other Person, an “Other Enterprise”), provided that you shall not be restricted from working for, becoming employed by or performing services for any Other Enterprise, even if another division, subsidiary or Affiliate of such Other Enterprise is competitive with the Company’s Business or would divert business from PAETEC Holding or any Subsidiary, so long as you do not perform any services for such division, subsidiary or Affiliate, and provided, further, that you shall not be restricted under this Section 3(b)(ii) from competing with any business of PAETEC Holding or any Subsidiary if you did not provide any services to such business of PAETEC Holding or such Subsidiary or did not possess or have knowledge of Company Confidential Information within the 24-month period before the Termination Date;

(iii)

solicit on behalf of any Other Enterprise, or accept on behalf of any Other Enterprise, business from any individual, business or organization that was known by you to be a customer of PAETEC Holding or any Subsidiary, or identified by PAETEC Holding or any

Subsidiary as a prospective customer of PAETEC Holding or such Subsidiary, in each case as of or within 12 months before the Termination Date; or

(iv)	take any action to influence or attempt to influence customers, prospective customers, vendors or suppliers of PAETEC Holding or any Subsidiary known to you to divert their business to any Other Enterprise or take any action which is intended, or would reasonably be expected, to affect adversely PAETEC Holding or any Subsidiary, the Company’s Business, the reputation of PAETEC Holding or any Subsidiary, or the relationship of PAETEC Holding or any Subsidiary with its customers, prospective customers, vendors or suppliers.

(b)        The parties agree that if a court of competent jurisdiction finds that any term of this Section 3 is for any reason unenforceable because it is overly broad in scope or duration, such term shall be modified to the minimum extent necessary to make it enforceable. Further, the covenants in this Section 3 shall be deemed to be a series of separate covenants and agreements, one for each and every region of each state, territory, possession or other political division of the United States of America and each other political division worldwide. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then, at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from this Section 3 for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. In addition, if a court or other enforcement body finds that any provision of this Section 3 may not be enforced as written because of a public policy, you agree that such court or enforcement body shall modify and construe such provision to permit its enforcement to the maximum extent permitted by law.

(c)        You acknowledge the highly competitive nature of the industry in which the Company is involved and further as follows: (i) your services to the Company are special and unique; (ii) your work for the Company shall allow you access to Company Confidential Information, including trade secrets, and customers; (iii) the Company’s business is conducted throughout the United States and over the Internet and World Wide Web, enabling the Company and you to regularly provide services to customers nationwide; (iv) PAETEC Holding would not have entered into this Agreement but for the covenants and agreements contained in this Section 3; and (v) the agreements and covenants contained in this Section 3 are reasonable and are necessary and essential to protect the business, Company Confidential Information, including trade secrets, and goodwill of the Company. You further acknowledge that this Agreement does not restrict your ability to be gainfully employed, and you acknowledge that the geographic boundaries, scope of prohibited activities, and duration of the covenants set forth in this Section 3 are reasonable in nature and no broader than are necessary to protect the legitimate business interests of the Company. You agree not to raise any objection to the reasonableness of this Section 3 in any action or proceeding to enforce the terms of this Agreement.

4.        Certain IP and Inventions

(a)        During your employment with the Company, you agree that you shall not knowingly improperly use or disclose any proprietary information or trade secrets of any former employer or other Person intended by such employer or other Person not to be disclosed to the Company. You further agree that you shall not bring onto the Company’s premises any unpublished document or proprietary information belonging to any former employer or other Person unless consented to in writing by such employer or other Person. You agree to inform the Company of any conflicts between your work for the Company and any obligations you may have to preserve the confidentiality of another Person’s proprietary information or materials. If you do not so inform the Company, the Company may conclude that no such conflicts exist, and you agree that thereafter you shall make no claim against the Company that any such conflicts exist. The Company shall receive any such disclosures about any such conflicts in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(b)        Inventions directly relating and applicable and useful to the Company’s Business, if any, patented or unpatented, which you made prior to the commencement of your employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, you have set forth on Exhibit 1 attached hereto a complete list of all such Inventions that you have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of your employment with the Company, that you consider to be your property or the property of third parties and that you wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause you to violate any prior confidentiality agreement, you understand that you are not to list such Prior Inventions in Exhibit 1 attached hereto but are only to disclose a cursory name for each such invention, a listing of the party or parties to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit 1 attached hereto for such purpose. If no such disclosure is attached, you represent that there are no such Prior Inventions. If, in the course of your employment with the Company, you incorporate a Prior Invention into a Company product, test, service or process, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, you agree that you shall not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

(c)        You represent that, to the best of your knowledge, your performance of all of the terms of this Agreement and as an employee of the Company does not and shall not breach any agreement to keep in confidence proprietary information acquired by you prior to your employment by the Company. Further, you represent that, to the best of your knowledge, the performance of your duties with the Company shall not breach any contractual or other legal obligation you have to any third Person.

(d)        You agree that any and all intellectual properties, including all ideas, concepts, themes, inventions, designs, tests, procedures, research methods, improvements, discoveries, developments, formulas, patterns, devices, processes, software programs, hardware information, engineering and other information related to the integration of hardware and software, software program codes, logic diagrams, flow charts, decision charts, drawings, procedural diagrams, coding sheets, documentation manuals, technical data, client, customer and supplier lists, and compilations of information, records, and specifications, and other matters constituting Company Confidential Information (including trade secrets), that relate in any way to the actual or prospective business of the Company or to any experimental or developmental work carried on by the Company, and that are conceived, developed or written by you, individually or in collaboration with others during your employment, and all designs, plans, reports, specifications, drawings, inventions, processes, test data and/or other information or items produced by you while performing your duties for the Company, shall belong to and be the sole and exclusive property of the Company, and are “works for hire” by you in your capacity as an employee of the Company. To the extent any such tangible or intangible work product of yours is not a “work for hire,” you hereby assign and transfer to the Company, to the fullest extent permitted by law, all of your rights, title and interest in such intellectual properties, including all patent, copyright or trade secret rights therein.

(e)        You further agree to assist the Company in obtaining patents on all inventions, designs, improvements and discoveries that are patentable, or copyright registrations on all works of authorship, and to execute all documents and do all things necessary to vest the Company with full and exclusive title and protect against infringement by others. You agree to give the Company or its designees all assistance reasonably requested to perfect such rights, provided that following termination of your employment, the Company shall reimburse you for your reasonable time and expense in assisting with such matters. You further agree that if the Company is unable, after reasonable effort, to secure your signature on any such documents, any officer of the Company shall be entitled to execute any such documents as your agent and attorney-in-fact, and you hereby irrevocably designate and appoint each officer of PAETEC Holding and each Subsidiary as your agent and attorney-in-fact to execute any such documents on your behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any work, under the conditions described in this sentence. You agree that you shall promptly and fully inform the Company of and disclose to the Company all intellectual properties described in this Agreement that you make during your employment with the Company, whether individually or jointly in collaboration with others, that pertain or relate to the actual or potential business of the Company or to any experimental or developmental work carried on by the Company, whether or not conceived during regular working hours. You agree to make full disclosure to the Company immediately after creating or making any of the intellectual properties identified in this Agreement, and shall thereafter keep the Company fully informed at all times of all progress in connection therewith. You also agree that you shall promptly disclose to the Company all patent applications filed by you or on your behalf within 12 months after the Termination Date that relate to or concern the Company’s Business.

(f)        You understand that the term “moral rights” shall mean any rights of attribution or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” You forever hereby waive and agree never to assert any moral rights you may have in any copyrightable work that is a “work for hire” or is assigned to the Company as a result of this Agreement, even after any termination of your employment with the Company.

5.        Consideration

As consideration for the covenants set forth in Section 3, and subject to your execution and non-revocation of a Release (as defined in Section 6(b)) within the time limits set forth in this Agreement, the Company agrees as follows:

(a)        In connection with the termination of your employment with the Company (irrespective of the reason for, or manner of, such termination), unless your employment is terminated due to your death or Disability, the Company, subject to the Company’s waiver right set forth in Section 7, shall:

(i)	pay you in the form of salary continuation, in equal installments in accordance with Section 6, during the one-year period in which the covenants set forth in Section 3 are in effect, an amount equal to the highest annualized base salary paid to you at any time during the one-year period immediately preceding the termination of your employment (hereafter referred to as your “Base Salary”), provided that, if your employment is terminated by the Company without Cause or by you for Good Reason within one year following the consummation of a Change of Control Transaction, then the Company shall pay you during the one-year period in which the covenants set forth in Section 3 are in effect, an amount equal 1.5 times your Base Salary;

(ii)	subject to the Company’s ability to do the same in accordance with the terms of the applicable program documents and applicable law, as determined by the Company in good faith, continue your eligibility and participation in the following benefit programs:

(A)

if you choose to enroll in continued medical and/or dental plan coverage for which you are eligible pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and you actually enroll within the applicable statutory period, the Company shall pay a portion of the premiums for such coverage in an amount equal to the amount of the premiums it paid on your behalf for coverage in such plans immediately prior to your termination of employment (which payments shall be includible in your taxable income) until the earliest to occur of (x) the date of termination of the one-year period during which the covenants set forth in Section 3 are in effect, (y) the date on which COBRA benefits cease to be available to you under applicable law or (z) the date on which you enroll in another medical plan (and if the payments the Company makes on your behalf under this provision cease prior to the date on which any entitlement you may have to continuation of health insurance coverage ceases under applicable law, you may continue to participate in such coverage thereafter at your expense to the extent provided under any applicable law); and

(B)	during the entire one-year period in which the covenants set forth in Section 3 are in effect, the Company shall pay the premiums (on a semi-annual basis) for the Company-provided life insurance you elect to “port” following your termination of employment (and you shall be able to continue any supplemental life insurance coverage at your own expense following separation from the Company).

(b)        If your employment with the Company is terminated by you for Good Reason or by the Company without Cause, the Company shall pay you on account of the annual bonus period ending during the one-year period in which the covenants set forth in Section 3 are in effect, in accordance with Section 6, an annual bonus amount equal to the lesser of (i) the “target” amount that you would have been eligible to receive under the Company’s annual bonus plan for corporate non-commissioned employees (the “Annual Bonus Plan”) in effect on the Termination Date, as if such annual bonus year had been completed and your particular bonus targets had been fully achieved at the “target” level (as opposed to the maximum level), or (ii) if the amount achieved is less than the “target” level, the amount that is achieved, or to the extent that no bonus is achieved, no amount shall be paid; provided that, if your employment is terminated by the Company without Cause or by you for Good Reason within one year following the consummation of a Change of Control Transaction, then the foregoing subsection (ii) provisions shall not apply and the “target” level bonus shall be paid. For purposes of applying this subsection, the bonus payment shall be applied as if you had been an employee of the Company during the entire applicable bonus year (i.e., the payment shall not be pro-rated in any manner) and any requirements of the Annual Bonus Plan that you be employed by the Company during all of the calendar year covered by the Annual Bonus Plan and/or be on the payroll as of the date on which the bonus payments are actually paid out shall not apply for the purposes of the entitlement under this Section 5.

(c)        PAETEC Holding shall provide in each agreement evidencing awards of stock options, stock appreciation rights, restricted stock, stock units or other equity-based awards granted to you on or after the date of this Agreement (collectively, the “Applicable Awards”) that:

(i)	if your employment with the Company is terminated by you for Good Reason or by the Company without Cause, the Applicable Awards shall continue to vest over the entire one-year period in which the covenants set forth in Section 3 are in effect as if your employment with the Company had continued over such period (with the last day on which the covenants set forth in Section 3 are in effect being deemed to be your last day of employment with the Company for purposes of determining the expiration date of your Applicable Awards); and

(ii)	(A) immediately prior to the consummation of a Change of Control Transaction, all restricted stock, stock units and similar awards that are Applicable Awards held by you shall vest and the shares of stock subject thereto shall be delivered to you, and (B) 15 days prior to the scheduled consummation of a Change of Control Transaction, all stock options, stock appreciation rights and similar awards that are Applicable Awards shall become immediately exercisable and shall remain exercisable until such consummation.

(d)        Notwithstanding anything in this Agreement to the contrary, the following benefits shall cease as of the Termination Date: (i) your contributions and contributions on your behalf to the Company-sponsored Code Section 401(k) plan, and any other retirement plan maintained by the Company; (ii) your coverage under the Company’s short-term and long-term disability policies; and (iii) your coverage under all other benefit programs.

(e)        Nothing in this Section 5 or otherwise in this Agreement shall be construed to impose an obligation on the Company to continue your employment or retain you in any capacity after the Termination Date.

6.        Payment Procedures; Forfeiture of Payments

(a)        Payment equal to the amount of your Base Salary pursuant to Section 5 shall be made in installments in accordance with the Company’s customary payroll practices, with the first such installment commencing on the first payroll date immediately following the sixtieth day after the Termination Date (unless otherwise required by Section 6(e)), except that the Company shall have no obligation to accommodate your request for direct deposit or voluntary deductions for any purpose. In those years, if any, in which you are entitled to receive a multiple of your annualized Base Salary, each regular payroll payment that is due to you shall be based upon such multiple, so that all regular payroll payments in such year are as nearly equal in amount as reasonably practicable.

(b)        Payment of amounts equal to the annual bonus amounts pursuant to Section 5 shall be made in accordance with the Company’s customary annual bonus payout practices (including, to the extent applicable, “progress” or similar payments for the annual bonus period ending during the period in which the covenants set forth in Section 3 are in effect). The first installment of such payments shall be made on the first regular payroll date of the Company immediately following the sixtieth day after the Termination Date (unless otherwise required by Section 6(e)). Without limiting the foregoing, payment of such amounts shall be made to you at the same time and in the same manner as the annual bonus is paid out to the Company’s employees generally, and, in any event, payments other than “progress” payments shall be made in the calendar year immediately following the calendar year in which the applicable bonus year occurs, except that in any year in which there is no bonus payout to employees generally, the annual bonus amount due to you shall be paid to you in full on the later of February 1 of the calendar year immediately following the calendar year in which the applicable bonus year occurs and the sixtieth day after the Termination Date (unless otherwise required by Section 6(e)).

(c)        If the Company determines in good faith that you have violated the terms of any of the covenants set forth in this Agreement, the Company, in addition to any other remedies available under law, may discontinue any payments being made to you, and may discontinue any other benefits to which you otherwise are entitled, pursuant to Section 5.

(d)        If as a result of any legal challenge by you:

(i)	a court of competent jurisdiction determines the provisions of Section 3 to be void or unenforceable in whole or in part, the Company, in its absolute discretion, may terminate the payments and benefits set forth in Section 5 as of the effective date of the court judgment; or

(ii)	a court of competent jurisdiction determines that your obligations under Section 3 are valid and enforceable for a period shorter than the entire period provided for in Section 3, the Company’s obligations under Section 5 shall continue only for the period for which it is determined by such court that such covenants may be enforced (with any amounts payable by the Company, and any continued vesting, being reduced on a proportionate basis).

(e)        Anything in this Agreement to the contrary notwithstanding, if (i) on the Termination Date, any capital stock of PAETEC Holding or any successor thereto is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code), (ii) you are determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (iii) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (iv) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of the termination of your employment, you would receive any payment that, absent the application of this Section 6(e), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (A) six months after the Termination Date, (B) the date of your death or (C) such other date as shall cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

With respect to payments under this Agreement, for purposes of Section 409A of the Code, each severance payment and COBRA continuation reimbursement payment shall be considered one of a series of separate payments. Any amount for which you are entitled to be reimbursed by the Company shall be reimbursed to you as promptly as reasonably practicable and in any event not later than the last day of the calendar year in which the reimbursable expenses are incurred, and the amount of such expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to Section 409A of the Code, the parties shall cooperate to amend this Agreement with the goal of giving you the economic benefits provided for herein in a manner that does not result in such tax being imposed.

(f)        A termination of employment under this Agreement shall be deemed to occur only in circumstances that would constitute a termination of employment for purposes of Treasury Regulations section 1.409A-1(h)(1)(ii).

(g)        Notwithstanding anything in this Agreement to the contrary, as a condition to the Company’s obligation to pay any form of severance or other amount to you or on your behalf upon or following the termination of your employment with the Company, you shall at the time of such termination, execute and deliver to the Company (and shall fail to revoke within such time period as may be established by law (the last day of such time period, the “Effective Date”)) a full and unconditional release in favor of the Company and its Affiliates of all obligations other than those set forth in this Agreement. The Company shall use best efforts to provide such release to you within 5 business days of your termination of employment. The release shall be in substantially the form of Annex A-3 attached hereto. If your execution of such release and the Effective Date do not occur within sixty days of the Termination Date, you shall forfeit all right to payments under this Agreement.

7.        Waiver

The Company may waive your compliance in whole or in part with one or all of the covenants set forth in Section 3 at its sole discretion if your employment is terminated for Cause. Such a waiver must be made in writing duly executed by PAETEC Holding or any Subsidiary that employs you and shall not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. You acknowledge that, if the Company so waives the covenants set forth in Section 3 in whole following the termination of your employment for Cause, the Company shall not be obligated to pay you any of the consideration (including non-cash benefits) set forth in Section 5, notwithstanding any provision of this Agreement to the contrary.

8.        “At Will” Nature of Relationship

Nothing in this Agreement shall be construed as constituting an agreement, understanding or commitment of any kind that the Company shall continue to employ you for any period of time. You hereby acknowledge and agree that your employment with the Company is and shall be “at will,” terminable by you or by the Company at any time with or without cause and with or without notice.

9.        Enforcement

You acknowledge and agree that the restrictions contained in this Agreement are reasonable and necessary to protect the business, Company Confidential Information (including trade secrets), goodwill and other interests of the Company and that any violation of these restrictions would cause the Company substantial irreparable injury. Accordingly, you agree that a remedy at law for any breach of the covenants or other obligations in this Agreement would be inadequate and that the Company, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or threatened breach of this Agreement without the necessity of proving actual damage and without the necessity of posting bond or security, which you expressly waive. You shall provide the Company a full accounting of all proceeds and profits received by you as a result of or in connection with a breach of this Agreement. Unless prohibited by law, the Company shall have the right to retain any amounts otherwise payable by the Company to you to satisfy any of your obligations as a result of any breach of this Agreement. You hereby agree to indemnify and hold harmless the Company from and against any damages incurred by the Company as assessed by a court of competent jurisdiction as a result of any breach of this Agreement by you. You agree that each of your obligations specified in this Agreement is a separate and independent covenant that shall survive termination of your employment for any reason and that the unenforceability of any covenant in this Agreement shall not preclude the enforcement of any other covenants in this Agreement.

10.        Notification of New Employer

In the event that you leave the employ of the Company, voluntarily or involuntarily, you agree to inform any subsequent employer of your rights and obligations under this Agreement. You further hereby authorize the Company to notify any future employer of your rights and obligations under this Agreement. The foregoing consent is limited to the delivery by the Company to any future employer a signed copy of this Agreement, and any written modifications thereto, and not to any characterization thereof by the Company.

11.        Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or other Person with which or into which PAETEC Holding or any Subsidiary may be merged or which may succeed to the assets or business of PAETEC Holding or such Subsidiary, including in a Change of Control Transaction, provided, however, that your obligations as an employee of the Company, are personal and shall not be assigned by you. Without limiting the generality of the foregoing, PAETEC Holding shall have the right, in its discretion, to assign this Agreement to any Subsidiary for purposes of the enforcement of this Agreement.

12.        General Terms

(a)        Except as set forth in Section 12(b), this is your entire agreement with the Company with respect to its subject matter, superseding any prior oral or written, express or implied negotiations and agreements. This Agreement may not be changed in any respect except by a written agreement signed by both you and the Company. If any provision of the Agreement is held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, except to the extent expressly provided in Section 6(d) or otherwise required by applicable law. The delay or omission by the Company or you in exercising its/your rights under this Agreement, or the failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party, shall not be deemed a waiver of any terms, covenants or conditions of this Agreement, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all times or any other time. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. It is the express intention and agreement of the parties hereto that all covenants, agreements and statements made by any party in this Agreement shall survive the execution and delivery of this Agreement. In addition, the covenants, agreements and statements made in this Agreement shall survive termination of your employment with the Company for any reason.

(b)        (i)        Except as expressly provided in Section 12(b)(ii), any Senior Officer Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement or Senior Vice President Confidentiality, Non-Solicitation and Non-Competition Agreement or similar agreement to which you are a party immediately prior to the effectiveness of this Agreement (collectively, the “Prior Agreement”) hereby automatically and without any further action by any party thereto terminates and is of no further force or effect.

(ii)        Notwithstanding any other provision of this Agreement, it is the intention of the parties to preserve the vesting of the stock options and restricted stock units that were awarded to you prior to February 22, 2008 (the “Subject Awards”) on the same terms and conditions that governed such vesting immediately prior to the execution and delivery of the Prior Agreement dated February 22, 2008 and this Agreement, provided that the continued vesting of the Subject Awards following the termination of your employment shall be subject to your compliance with the covenants set forth in Section 3(a) of this Agreement rather than your compliance with any corresponding covenants in any Prior Agreement and any other agreements relating to the Subject Awards (such other agreements together with any Prior Agreement, the “Subject Award Agreements”). Consistent with the foregoing, the provisions of the Subject Award Agreements that provide for continued vesting of the Subject Awards following the termination of your employment upon specified circumstances (A) shall continue in full force and effect solely to the extent required to effectuate the intention of the parties to this Agreement as specified in the preceding sentence of this Section 12(b)(ii) and (B) shall be deemed to be amended by this Agreement so that any references therein to a non-competition covenant to which continued vesting of the Subject Awards is subject shall be deemed to be a reference to the covenants set forth in Section 3(a) of this Agreement.

(c)        The use in this Agreement of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matters, unless such term relates to a period of time.

13.        Understanding and Authority

You understand and agree that all terms of this Agreement are contractual and not a mere recital, and represent and warrant that you are competent to covenant and agree as herein provided. You represent and warrant that in negotiating and executing this Agreement, you have had an adequate opportunity to consult with competent legal counsel of your choosing concerning the meaning and effect of each term and provision hereof. You represent that you have carefully read this Agreement in its entirety, fully understand and agree to its terms and provisions, and intend and agree that it be final and binding.

14.        Applicable Law

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, THIS AGREEMENT AND ITS TERMS WILL BE CONSTRUED IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OR CHOICE OF LAW RULES OR OTHER PRINCIPLES THAT MIGHT OTHERWISE REFER CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE SUBSTANTIVE LAW OF A JURISDICTION OTHER THAN NEW YORK.

15.        Forum Selection, Jury Waiver, Service of Process

AT ALL TIMES EACH PARTY HERETO: (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK COURT OR FEDERAL COURT SITTING IN NEW YORK; (B) AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (C) TO THE EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES (I) ANY OBJECTION SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT, OR (II) ANY CLAIM THAT SUCH PARTY MAY HAVE THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (D) TO THE EXTENT PERMITTED BY LAW, IRREVOCABLY AGREES THAT A FINAL NONAPPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (E) IRREVOCABLY WAIVES TRIAL BY JURY AS TO ANY ACTION, MATTER, CLAIM OR ISSUE ARISING BETWEEN THEM RELATING TO THIS AGREEMENT, ITS ENFORCEMENT OR BREACH.

NOTHING IN THIS SECTION 15 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW. FURTHER, YOU AGREE THAT SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL AT YOUR ADDRESS LAST KNOWN TO THE COMPANY.

[signature page follows]

By your signature below, you acknowledge that you have reviewed this Agreement carefully and understand that the covenants and obligations it contains are binding on you.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the      day of             , 20    .

EXECUTIVE

Signature:

Printed Name:

Home Address:

PAETEC HOLDING CORP.

By:

Name:

Title:

Annex A-1

Company Confidential Information

For purposes of this Agreement, the following materials and information, whether having existed, now existing, or to be developed or created during the term of your employment by the Company, constitute “Company Confidential Information” that is subject to this Agreement:

1.1.        Products and Services. All information to which the Company gave me access, all information disclosed to me by the Company, and all information developed for the Company by me, alone or with others, that directly or indirectly relates to the business, products and/or services that the Company engages in, plans to engage in or contemplates engaging in, including research, development, manufacture, sale and/or licensing of products and services related to communications, integrated communications, long-distance services, Internet access, eCommerce, hardware and software (whether owned or licensed by the Company), wireless networking and wireless last-mile services, and data services, on a wholesale, resale and/or retail basis, including but not limited to local, domestic, and international long-distance services, local exchange services, IP/ISP services, high-speed Internet access, MPLS services, DSL services, eCommerce, web hosting, ASP services, data networking, systems integration services, internet telephone (VOIP) equipment and services, telecommunications expense management software and managed services, and data communications services and other proprietary products or services, whether existing or in any stage of research and development (such as trade secrets, inventions, ideas, methods, technical and laboratory data, engineering data and information, engineering information related to the integration of communications devices and equipment, benchmark test results, processes, design specifications, algorithms, technical data, technical formulas, engineering data, processes, manufacturing data, procedures, techniques, methodologies, information processing processes, and strategies).

1.2.        Business and Marketing Procedures and Customer Information. All information concerning or relating to the way the Company conducts its business, markets its products and services, and all information relating to any Company customers and sales agents or prospective customers and sales agents (such as internal business procedures, business strategies, marketing plans and strategies, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contracts and other vendor information, customer information and requirements, sales agent information, computer system passwords and other computer security controls, financial information, distributor information, information supplied by clients and customers of the Company and employee data).

1.3.        Not Generally Known. Any information in addition to the foregoing which is not generally known to the public or within the industry or trade areas in which the Company competes, through no fault of mine, which gives the Company any advantage over its competitors.

1.4.        Third-Party Information. Any information that is confidential and proprietary to a third party that the Company has and in the future will receive from such third party subject to the Company’s duty to maintain the confidentiality of such information and to use it for certain limited purposes.

A-1-1

1.5.        All Physical Embodiments of Products, Services, Business, Marketing, Customer and Other Information. All the physical embodiments of all of the information included in Sections 1.1, 1.2, 1.3 and 1.4 of this Annex A-1, including research programs, research data, testing data, software, compositions, compounds, hardware, works of authorship, source code, other computer code, correspondence, check lists, samples, forms, ledgers, financial data, financial statements, financial reports, forecasts and projections, discounts, margins, costs, credit terms, pricing practices, pricing policies and procedures, goals and objectives, quoting practices, quoting procedures and policies, financial and operational analyses and studies, management reports of every kind, databases, employment records pertaining to employees other than yourself, customer data including customer lists, contracts, representatives, requirements and needs, specifications, data provided by or about prospective, existing or past customers and contract terms applicable to such customers, engineering notebooks, notes, drawings, work sheets, schematics, load modules, schematics, annotations, flow charts, logic diagrams, procedural diagrams, coding sheets, requirements, proposals, instructor manuals, course materials, video cassettes, transparencies, slides, presentations, proposals, printouts, studies, contracts, maintenance manuals, operational manuals, documentation, license agreements, marketing practices, marketing policies and procedures, marketing plans and strategies, marketing reports, strategic business plans, marketing analyses, seminar and class attendee rosters, trade show or exhibit attendee listings, listings of customer leads, and any other written or machine-readable expressions of such information as are fixed in any tangible media.

1.6.        Trade Secrets. I acknowledge and agree that the Company Confidential Information identified in Sections 1.1, 1.2, 1.3 and 1.5 of this Annex A-1 constitute trade secrets of the Company.

1.7.        Excluded Matters. The general skills, knowledge and experience gained during your employment with the Company, and information publicly available or generally known within the industry or trade areas in which the Company competes, are not considered Company Confidential Information.

A-1-2

Annex A-2

Obligations With Respect to Company Confidential Information

1.1.        Non-Disclosure. During and after your employment with the Company, you shall not misuse, misappropriate, disclose or transfer in writing, orally or by electronic means, any Company Confidential Information, directly or indirectly, to any other Person, or use Company Confidential Information in any way, except as is required in the course of your employment with the Company, nor shall you accept any employment or other professional engagement that likely shall result in the use or disclosure, even if inadvertent, of Company Confidential Information. You further agree that Company Confidential Information includes information or material received by the Company from others, including its Affiliates, and is intended by the Company to be kept in confidence by its recipients. You understand that you are not allowed to sell, license or otherwise exploit any products (including hardware or software in any form) which embody or otherwise exploit in whole or in part any Company Confidential Information or materials. You acknowledge and agree that the sale, misappropriation, or unauthorized use or disclosure in writing, orally or by electronic means, at any time of Company Confidential Information obtained by you during the course of your employment constitutes unfair competition. You agree and promise not to engage in any unfair competition with the Company, either during your employment or at any other time thereafter. You further acknowledge and agree that the Company’s products and services can be developed and marketed nationwide, and therefore, the protection afforded the Company must likewise be nationwide.

1.2.        Preservation, Removal and Return of Information. You agree to take all reasonable steps to preserve the confidential and proprietary nature of Company Confidential Information and to prevent the inadvertent or accidental disclosure of Company Confidential Information. You acknowledge and agree that all Company Confidential Information, whether prepared by you or otherwise coming into your possession while you are employed by the Company, shall remain the exclusive property of the Company. You agree that during your employment with the Company and thereafter, you shall not use, disclose, transfer, or remove from the Company’s premises any Company Confidential Information other than as authorized by the Company. You agree to return to the Company all Company Confidential Information and copies thereof, in whatever form, at any time upon the request of the Company, and at the time of your termination of employment for any reason. You agree not to retain any copies of any Company Confidential Information or Company-owned materials after your termination of employment for any reason whatsoever. Your obligations under Section 2 of the Agreement (including this Annex A-2) shall continue after termination of your employment with the Company.

A-2-1

Exhibit 1

PRIOR INVENTIONS

This Exhibit 1 sets forth a complete list of all Inventions that I, alone or jointly with others, have conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of the Executive Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement (collectively referred to as “Prior Inventions”).

I understand that if disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I am not to list such Prior Inventions in this Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party or parties to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided below for such purpose.

If no such disclosure is attached, I represent that there are no Prior Inventions.

Description of Prior Inventions And Related Documents (if applicable):

Title and Description of Invention And Related Document	Date of Invention/ Document	Owners of Invention/Document	Name of Witness(es) to Invention/ Document

If no information is listed herein, I hereby affirm that I do not have any such prior intellectual properties, inventions or other works to identify.

Signature

Name

Date

1